Exhibit 99.1

ACHILLION REPORTS THIRD QUARTER AND

NINE MONTH 2012 FINANCIAL RESULTS

NEW HAVEN, Conn. (November 8, 2012) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN) today reported financial results for the three and nine months ended September 30, 2012. For the third quarter of 2012, Achillion reported a net loss of $15.3 million or $0.20 per share, compared with a net loss of $10.4 million or $0.15 per share for the third quarter of 2011. Cash, cash equivalents and marketable securities as of September 30, 2012 were $90.6 million.

Recent Corporate and Clinical Development Highlights

During the third quarter of 2012 Achillion:

•	Completed a registered direct financing resulting in gross proceeds of approximately $41.8 million;

•	Hosted its inaugural R&D/Analyst Day in New York City;

•

Reported updated SVR12 rates of 80%, 77% and 85% for the sovaprevir 200 mg, 400 mg and 800 mg dose groups, respectively, following 12 week treatment of sovaprevir in combination with response-guided treatment of pegylated interferon and ribavirin for treatment-naïve genotype 1 HCV patients;

•	Reported proof-of-concept with ACH-3102 with the achievement of a mean maximal 3.74 log10 reduction in HCV RNA in genotype 1a patients; and

•	Advanced ACH-3102 into an all-oral, interferon-free pilot Phase 2 trial evaluating 12-week treatment with ACH-3102 and ribavirin for HCV GT 1b.

“Achillion achieved a number of significant milestones during the third quarter, most notably the realization of proof-of-concept with ACH-3102. These results demonstrated that ACH-3102 is a true second-generation, pan-genotypic NS5A inhibitor that has shown that clinically it can overcome resistant HCV variants as we had predicted based on preclinical studies,” commented Michael D. Kishbauch, President and Chief Executive Officer of Achillion. “Furthermore, with our strengthened balance sheet and continued progress with sovaprevir, our next-generation protease inhibitor, we believe that we are poised to begin all-oral, interferon-free combination studies evaluating our proprietary agents for the treatment of HCV in the coming months.”

Third Quarter Results

Research and development expenses for the three months ended September 30, 2012 were $12.6 million, compared with $8.6 million for the same period of 2011. The increase was primarily due to increased expenses related to preclinical and clinical testing of ACH-3102, partially offset by decreased clinical trial expenses for sovaprevir, ACH-2684 and ACH-2928. For the three months ended September 30, 2012, general and administrative expenses were $2.6 million, compared with $1.9 million incurred during the same period in 2011.

The Company recognized no revenue for the three months ended September 30, 2012, compared with approximately $64,000 of revenue during the same period in 2011. During the three months ended September 30, 2011, revenue consisted of reimbursed costs under the Company’s former collaboration with Gilead Sciences, Inc.

Non-cash stock compensation expense totaled $934,000 for the third quarter of 2012 as compared with $658,000 for the third quarter of 2011, and is included in research and development and general and administrative expenses.

Nine Month Results

For the nine months ended September 30, 2012, Achillion reported a net loss of $35.9 million, increased from a net loss of $31.8 million in the same period in 2011. The increase was primarily due to increased expenses related to preclinical and clinical testing of ACH-3102, partially offset by decreased clinical trial expenses for sovaprevir, ACH-2684 and ACH-2928. Total revenue was $2.5 million, compared with $185,000 in the prior year period. Revenue during the first nine months of 2012 was related to recognition of deferred revenue under the Company’s former collaboration with Gilead Sciences, Inc.

For the nine months ended September 30, 2012, research and development expenses totaled $30.6 million, compared with $25.5 million during the same period in 2011. Research and development expenses increased primarily as the result of increased preclinical and clinical development costs of ACH-3102, partially offset by decreased clinical trial expenses related to ACH-1625, ACH-2684 and ACH-2928. General and administrative expenses were $8.0 million for the nine months ended September 30, 2012, increased from $6.6 million in the same period in 2011.

Non-cash stock compensation expense totaled $2.7 million for the nine months ended September 30, 2012 as compared with $2.0 million for the same period in 2011, and is included in research and development and general and administrative expenses.

About HCV

The hepatitis C virus is the most common cause of viral hepatitis, which is an inflammation of the liver. It is currently estimated that more than 170 million people are infected with HCV worldwide including more than 5 million people in the United States, making this disease more than twice as widespread as HIV. Three-fourths of the HCV patient population is undiagnosed; it is a silent epidemic and a major global health threat. Chronic hepatitis, if left untreated, can lead to permanent liver damage that can result in the development of liver cancer, liver failure or death. Few therapeutic options currently exist for the treatment of HCV infection. The current standard of care is limited by its specificity for certain types of HCV, significant side-effect profile, and injectable route of administration.

About Achillion Pharmaceuticals

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. Achillion’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease including HCV and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit www.achillion.com or call 1-203-624-7000.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including without limitation statements with respect to: expectations about the potential efficacy and benefits of ACH-3102 and the Company’s plans to initiate all-oral, interferon-free clinical trials evaluating regimens containing sovaprevir and ACH-3102 for the treatment of HCV in the coming months. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things Achillion’s ability to: replicate in later clinical trials positive results found in earlier stage nonclinical studies and clinical trials of sovaprevir, ACH-2684, and ACH-3102; advance the development of its drug candidates under the timelines it anticipates in current and future clinical trials; obtain necessary regulatory approvals; obtain patent protection for its drug candidates and the freedom to operate under third party intellectual property; establish commercial manufacturing arrangements; identify, enter into and maintain collaboration agreements with appropriate third-parties; compete successfully with other companies that are seeking to develop improved therapies for the treatment of HCV; manage expenses; and raise the substantial additional capital needed to achieve its business objectives. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its subsequent SEC filings.

In addition, any forward-looking statement in this press release represents Achillion’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Achillion disclaims any obligation to update any forward-looking statement, except as required by applicable law.

Company Contact: Glenn Schulman Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 gschulman@achillion.com	Investors: Mary Kay Fenton Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 mfenton@achillion.com

Media: Christin Culotta Miller Ogilvy PR Tel. (646) 229-5178 christin.miller@ogilvypr.com	Investors: Seth Lewis The Trout Group, LLC Tel. (646) 378-2952 slewis@troutgroup.com

— Financial Tables Attached —

ACHILLION PHARMACEUTICALS INC. (ACHN)

Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue	$—	$64	$2,489	$185

Operating expenses:
Research and development	12,641	8,615	30,562	25,504
General and administrative	2,647	1,922	7,965	6,581

Total operating expenses	15,288	10,537	38,527	32,085

Loss from operations	(15,288)	(10,473)	(36,038)	(31,900)

Other income (expense):
Interest income	49	44	168	114
Interest expense	(16)	(9)	(53)	(35)

Net loss	$(15,255)	$(10,438)	$(35,923)	$(31,821)

Net loss per share - basic and diluted	$(0.20)	$(0.15)	$(0.50)	$(0.51)

Weighted average shares outstanding - basic and diluted	74,647	69,725	72,099	62,392

Balance Sheets

(Unaudited, in thousands)

	September 30, 2012	December 31, 2011
Cash and cash equivalents and marketable securities	$90,648	$79,943
Working capital	70,900	46,148
Total assets	94,871	82,630
Long-term liabilities	436	2,718
Total liabilities	13,196	11,662
Total stockholders’ equity	81,675	70,968